Pages 6 through 8 of EnergyNorth, Inc.'s Proxy Statement for its
Annual Meeting to be held February 3, 1999.

EXECUTIVE COMPENSATION

The following Summary Compensation Table shows compensation paid by the Company for services rendered in all capacities during the fiscal years ended September 30, 1998, 1997 and 1996 to the Chief Executive Officer and the four other executive officers of the Company whose salary and cash incentive & bonus award for the 1998 fiscal year exceeded $100,000.


                                   SUMMARY COMPENSATION TABLE
-------------------------------------------------------------------------------------------------
                                        Annual Compensation            Long-Term Compensation
                                   ---------------------------------  ---------------------------
                                                                      Restricted
                                              Cash Incentive              Stock         All Other
Name and Principal Position  Year  Salary(1)  & Bonus Awards   Other  Awards (2)  Compensation(3)
---------------------------  ----  ---------  --------------  ------  ----------  ---------------

Robert R. Giordano           1998   $229,902      $56,832     $2,656  $55,136(4)          $16,170
President and CEO            1997    210,797       61,217      2,234   20,403              12,132
                             1996    200,334       59,103      2,492   19,677               7,961

Michelle L. Chicoine         1998   $126,667      $34,342(4)  $1,593  $ 8,078             $ 7,303
Executive Vice President     1997    111,595       26,832      1,350    8,932               6,013
                             1996     85,584       21,550      1,053    7,164               4,095

Frank L. Childs              1998   $115,883      $44,342(4)  $    0  $ 8,078             $ 7,260
Senior Vice President,       1997    107,417       25,695          0    8,563               3,571
Treasurer and CFO            1996     93,750       22,062          0    7,338               1,946

Kenneth M. Margossian(5)     1998   $115,853      $29,085(4)  $    0  $ 8,023             $ 1,499
Senior Vice President

Richard P. Demers            1998   $103,000      $19,244     $    0  $ 6,413             $ 5,526
Vice President               1997     99,750       21,054          0    7,016               4,565
                             1996     95,333       20,959          0    6,971               4,397

(1) Includes amounts earned and deferred without election by the officer and amounts deferred pursuant to Deferred
     Compensation Agreements and the Company's 401(k) plan.

(2)  The aggregate number of shares of restricted stock
     holdings of the above-named officers,   as of September 30, 1998,
     is 7,694 shares, having a value of $212,070. Dividends are  paid on such shares.

(3) All other compensation paid in 1998 includes: Employer contributions to the Company's 401(k) plan for Mr. Giordano
     ($5,169), Ms. Chicoine ($5,024), Mr. Childs ($5,127), and Mr.
     Demers ($3,641); value of term life insurance premiums paid for Mr. Giordano ($2,400), Ms. Chicoine ($2,279), Mr. Childs
     ($2,133), Mr. Margossian ($1,499) and Mr. Demers ($1,885);
     portion of interest earned in a deferred compensation account by Mr. Giordano in excess of 120% of federal long-term rate ($8,601).

(4) Includes an award of 1,350 shares of restricted stock which are subject to forfeiture and nontransferability until July 16, 2000 for Mr. Giordano ($36,197) and cash bonus award for Ms. Chicoine ($10,000), Mr. Childs ($20,000) and Mr.
     Margossian ($5,000) for 1998 acquisition activities.

(5)  Mr. Margossian joined the Company on September 29, 1997.


The following Pension Plan Table sets forth estimated combined annual benefits payable under the Company's Retirement Plan and Supplemental Executive Retirement Plan ("SERP") at age 65 to persons in specified compensation and years of service classifications. The combined annual benefits shown in the table do not reflect offsets for benefits of Social Security and for retirement benefits received from other employers.


                           PENSION PLAN TABLE
-----------------------------------------------------------------------

   Average Annual Earnings    15 Years of    25 Years of    35 Years of
 During Highest Five Years        Service        Service        Service
 -------------------------    -----------    -----------    -----------
                  $125,000      $  93,750       $ 93,750       $ 93,750
                   150,000        112,500        112,500        112,500
                   175,000        131,250        131,250        131,250
                   200,000        150,000        150,000        150,000
                   250,000        187,500        187,500        187,500
                   300,000        225,000        225,000        225,000
                   350,000        262,500        262,500        262,500
                   400,000        300,000        300,000        300,000


Noncontributory Retirement Plan

All full-time salaried employees, including officers and certain part-time employees, are eligible to participate in the Company's Retirement Plan, provided an employee has reached the age of 21 and has completed one year of service. The SERP is a noncontributory plan intended to supplement benefits of the Retirement Plan for certain named executive officers, effective January 1, 1985. Under both plans normal retirement is at age 65 with a provision for early retirement. Benefits under the Retirement Plan vest after five years of service and under the SERP vest after ten years of service. Earnings under the plans for the executive officers named in the Summary Compensation Table consist of regular annual compensation, excluding bonuses or severance pay, and are the same, except for bonuses and "Other", as the Annual Compensation and Long-Term Compensation shown in the Summary Compensation Table. Mr. Giordano has 33 credited years of service under the plans, Ms. Chicoine 8 years, Mr. Childs 3 years, and Mr. Demers 10 years. Mr. Margossian has one credited year of service under the Retirement Plan.

Funding of the Retirement Plan is based on actuarial computations and results in a pool of assets held in trust that is unallocated with respect to any particular individual. Benefits payable under the Retirement Plan are calculated on the basis of straight life annuity amounts, accrued over a 25-year period and are not subject to any deduction for Social Security Benefits or other offset.

Benefits under the SERP are unfunded, accrue over a 15-year period and once they are fully vested do not vary with years of service, except that SERP participants who are included in the plan after September 30, 1995 will have benefits reduced if they retire prior to normal retirement date under the Retirement Plan. For an individual retiring at age 65, benefits are calculated on the basis of 75% of the average of the five highest consecutive years' earnings, less any amounts receivable for benefits of Social Security, the Retirement Plan, and other qualified plans of the Company and other employers.

Employment Agreements

The Company has employment agreements with Mr. Giordano and Ms. Chicoine under which the Company has agreed to employ Mr. Giordano through March 31, 2003 and Ms. Chicoine for a two-year period, which may be extended annually for an additional year. If the Company terminates the employment of either of these individuals other than for breach of the agreement or misconduct, it is required to continue salary payments including average incentive compensation, deferred compensation and amounts the employee has elected to defer, through the term of the agreement. Such termination payments will not be made following any termination of employment that gives rise to payments under the management continuity agreements described below.

Management Continuity Agreements

The Company has management continuity agreements (the "Continuity Agreements") with Mr. Giordano, Ms. Chicoine, Messrs. Childs, Margossian, and Demers. The Continuity Agreements provide that in the event of termination of employment or a reduction in compensation, position or other conditions of employment within a specified period following a Change in Control of the Company, as defined in the Continuity Agreements, or termination by the employee for Good Reason, as defined in the Continuity Agreements, following a Change in Control, the Company shall pay to the employee a lump sum severance benefit and certain other benefits. The severance benefit payable to Mr. Giordano is three times his annual salary and incentive and deferred compensation, a prorated incentive payment for the year in which termination occurs, the present value of the additional amount he would have received under the Retirement Plan and the SERP if he had continued to be employed for three years from termination, and continuation of benefits or a payment equal to the present value of those benefits. In addition, the Company is required to make an additional payment to Mr. Giordano sufficient on an after-tax basis to satisfy any tax liability incurred under the "parachute" tax rules of the Internal Revenue Code. The severance benefit payable to Ms. Chicoine and Messrs. Childs and Margossian is 2.95 times each of their annual salaries and incentive and deferred compensation. The severance benefit payable to Mr. Demers is the greater of two times his annual salary or 2.75 times his five-year average taxable compensation. In each Continuity Agreement, except for Mr. Giordano's, no severance benefits are paid to the extent that such benefits, aggregated with other benefits paid to the employee, constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code.